Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-261757) on Form S-8 of GDEV Inc. (formerly Nexters Inc.) of our report dated April 29, 2022 with respect to the consolidated statement of financial position GDEV Inc. (formerly Nexters Inc.) and subsidiaries as of December 31, 2021, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes, which report appears in the December 31, 2022 annual report on Form 20-F of GDEV Inc. (formerly Nexters Inc.).

/s/ JSC “Kept”

Moscow, Russia

June 26, 2023